Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Stuart F. Bradt Controller (651) 312-3715 sfbradt@bremer.com

BREMER REPORTS THIRD QUARTER 2003 EARNINGS

    St. Paul, Minn. (October 28, 2003) — Bremer Financial Corporation reported net income of $15.3 million for the three months ended September 30, 2003, a decline of 5.5% from the $16.2 million earned for the same three-month period in 2002. On a year-to-date basis through September 30,2003, net income was $46.9 million, compared to $48.9 million earned in the first nine months of 2002. Return on average equity for the quarter was 13.40% compared to a return on average equity of 15.19% in the third quarter of 2002, while return on average assets decreased to 1.12% in the third quarter of 2003 from 1.28% in the third quarter of 2002. On a year-to-date basis, we reported a return on average equity of 14.12%, compared to 15.95% in the first nine months of 2002.

Net interest income for the third quarter of 2003 was $46.5 million, a decrease of 7.3% from the $50.1 million reported for the same period a year ago, as our net interest margin decreased to 3.81% in the third quarter of 2003 from 4.43% in the third quarter of 2002. On a year-to-date basis, net interest income decreased $7.7 million, or 5.3% from the first nine months of 2002, as our net interest margin has decreased to 3.94% from 4.43%. Offsetting some of the decline in net interest margin when comparing the two nine-month periods was an increase in our average loans and leases of $258 million, or 7.4%.

Net interest margin, which has declined for five consecutive quarters due primarily to the effects of historically low interest rates, is expected to begin stabilizing during the fourth quarter of 2003. The average yield on our earning assets declined by 97 basis points when comparing the first nine months of 2003 with the first nine months of 2002. Meanwhile, and largely as a result of competitive pressure in deposit markets and already historically low deposit rates, we were able to reduce the average cost of our interest bearing liabilities by only 54 basis points when comparing the same two periods.

Bremer Reports Third Quarter 2003 Earnings

Noninterest income of $22.5 million in the third quarter of 2003 reflected a $4.5 million or 24.9% increase from the $18.0 million of noninterest income recorded in the third quarter of 2002. On a year-to-date basis, noninterest income was $67.7 million, a $13.7 million or 25.3% increase over the $54.1 million recorded in the first nine months of 2002. The major contributors to the significant increases in noninterest income were gains on sale of loans and securities. Gains on sale of loans increased by $9.6 million to $16.8 million in the first nine months of 2003, an increase of 133% from the $7.2 million recorded in the first nine months of 2002, as residential mortgage loan activity remained strong due largely to the refinancing of mortgages. With recent increases in longer-term interest rates, the pipeline of new residential mortgage loans has slowed, and a lower level of loan sales activity is expected in the fourth quarter of 2003 and into 2004.

In order to better balance our interest rate risk position, we sold shorter duration mortgage-backed securities with high prepayment rates and reinvested the proceeds in longer duration securities that better matched the duration of our liabilities. These securities sales, which took place during March and April 2003, resulted in securities gains of $5.9 million in the first nine months of 2003, compared to securities gains of $2.2 million in the first nine months of 2002.

Noninterest expense increased $2.0 million, or 5.1%, to $41.7 million in the third quarter of 2003 from $39.6 million in the third quarter of 2002. On a year-to-date basis, total noninterest expense increased $8.8 million or 7.5%, to $124.8 million in 2003 from $116.1 million in 2002. Personnel costs, impacted by higher retirement expenses, contributed most significantly to the increase in noninterest expenses when comparing the first nine months of 2003 to the first nine months of 2002. All other noninterest expenses, exclusive of personnel costs, increased a total of $1.9 million, or 4.0%, when comparing those same nine-month periods.

Nonperforming assets at September 30, 2003 were $27.7 million, compared to $31.9 million at December 31, 2002 and $29.9 million at September 30, 2002. Correspondingly, the ratio of nonperforming assets to total loans, leases and OREO decreased to .70% at September 30, 2003 from .87% at December 31, 2002 and ..82% at September 30, 2002.

Bremer Reports Third Quarter 2003 Earnings

Net charge-offs in the third quarter of 2003 were $4.8 million, compared to $3.5 million in the third quarter of 2002 and $1.6 million last quarter. A single commercial real estate credit originated in our finance company subsidiary accounted for $4.3 million of the net charge-off total in the third quarter of 2003. We recorded a provision for credit losses of $4.2 million in the third quarter of 2003, compared to $4.1 million in the third quarter of 2002. Our ratio of reserve to total loans and leases decreased slightly to 1.57% at September 30, 2003 from 1.60% at December 31, 2002 and 1.59% at September 30, 2002. Our reserve coverage on nonperforming loans and leases was 269% at September 30, 2003, 202% at December 31, 2002, and 206% at September 30, 2002.

Bremer Financial Corporation is a privately-held, $5.5 billion regional financial services company owned by the Otto Bremer Foundation and our more than 1,800 employees. The company, founded in 1943 by Otto Bremer, is headquartered in St. Paul and provides a variety of banking, investment, trust, and insurance services in over 100 locations throughout Minnesota, North Dakota, and Wisconsin.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management regarding Bremer’s strategic directions, prospects, and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, the failure of any proposed acquisitions to be completed for any reason, the failure to successfully integrate any acquisitions, and other risks discussed in Bremer’s filings with the Securities and Exchange Commission, which are incorporated herein by reference.

###

Bremer Reports Third Quarter 2003 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share amounts)

	Three months ended September 30,				Nine months ended September 30,
	2003	2002	Change		2003	2002	Change
Operating Results:
Total interest income	$67,967	$75,733	(10.2	5)%	$205,871	$225,976	(8.90)%
Total interest expense	21,488	25,610	(16.1	0)	66,898	79,264	(15.6	0)

Net interest income	46,479	50,123	(7.27)		138,973	146,712	(5.27)
Provision for credit losses	4,220	4,126	2.28		10,376	10,990	(5.59)

Net interest income after provision for credit losses	42,259	45,997	(8.13)		128,597	135,722	(5.25)
Noninterest income	22,480	18,005	24.85		67,745	54,052	25.33
Noninterest expense	41,651	39,635	5.09		124,830	116,075	7.54

Income before income tax expense	23,088	24,367	(5.25)		71,512	73,699	(2.97)
Income tax expense	7,777	8,159	(4.68)		24,626	24,807	(0.73)

Net income	$15,311	$16,208	(5.54)%		$46,886	$48,892	(4.10)%

Net income per share	$1.28	$1.35	(5.54)%		$3.91	$4.07	(4.10)%
Dividends paid per share	0.45	0.40	12.50		1.35	1.20	12.50
Tax equivalent net interest income	$48,540	$52,234	(7.07)%		$145,026	$152,969	(5.19)%
Net charge-offs	4,810	3,548	35.52		7,450	6,743	10.47
Selected Financial Ratios:
Return on average assets (1)	1.12%	1.28%	(0.16)		1.19%	1.32%	(0.13)
Return on average equity (1)	13.40	15.19	(1.79)		14.12	15.95	(1.83)
Average realized equity to average assets (1)	8.36	8.24	0.12		8.40	8.28	0.12
Net interest margin (2)	3.81	4.43	(0.62)		3.94	4.43	(0.49)
Operating efficiency ratio (2)(3)	57.21	55.50	1.71		58.98	55.77	3.21
Net charge-offs to average loans and leases	0.49	0.39	0.10		0.26	0.26	--

	September 30 2003	September 30 2002		December 31 2002	Change

Balance Sheet Data:
Total assets	$5,532,203	$5,169,494	7.02%	$5,259,543	5.18%
Securities (4)	1,203,495	1,115,273	7.91	1,126,501	6.83
Loans and leases (5)	3,939,102	3,649,385	7.94	3,679,669	7.05
Total deposits	3,908,985	3,674,939	6.37	3,750,329	4.23
Short-term borrowings	654,595	513,540	27.47	511,476	27.98
Long-term debt	381,510	417,910	(8.71)	417,678	(8.66)
Mandatorily redeemable preferred securities	76,500	76,500	--	76,500	--
Total shareholders' equity and redeemable Class A
common stock	454,015	429,642	5.67	434,096	4.59
Per share book value of common stock	37.83	35.80	5.67	36.17	4.59

Asset Quality:
Reserve for credit losses	$61,725	$57,963	6.49%	$58,799	4.98%
Nonperforming assets	27,716	29,934	(7.41)	31,910	(13.1	4)
Nonperforming assets to total loans, leases
and OREO	0.70%	0.82%	(0.12)	0.87%	(0.17)
Reserve to nonperforming loans and leases	269.22	206.24	62.98	202.02	67.20
Reserve to total loans and leases	1.57	1.59	(0.02)	1.60	(0.03)

(1) (2) (3) (4) (5)	Calculation includes shareholders' equity and redeemable class A common stock.
Tax-equivalent basis.
Calculation excludes nonrecurring gains and losses, other nonrecurring noninterest income and amortization of intangibles.
Includes securities held-to-maturity and securities available-for-sale.
Net of unearned discount and includes nonaccrual loans and leases.

Bremer Reports Third Quarter 2003 Earnings

BREMER FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY BALANCE SHEET AND INCOME STATEMENT
(dollars in thousands)

	Three months ended September 30,				Nine months ended September 30,
	2003		2002		2003		2002
	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)	Average Balance	Average Rate/ Yield (1)
Summary Average Balance Sheet:
Total loans and leases (2)	$3,862,828	6.02%	$3,595,962	6.98%	$3,765,172	6.23%	$3,507,021	7.11%
Total securities (3)	1,169,453	3.85	1,062,822	5.42	1,134,157	4.27	1,086,086	5.58
Total other earning assets	20,756	1.20	18,030	2.31	16,447	1.56	20,239	2.09

Total interest earning assets (4)	$5,053,037	5.50%	$4,676,814	6.60%	$4,915,776	5.76%	4,613,346	6.73%
Total noninterest earning assets	365,940		343,048		371,358		334,823

Total assets	$5,418,977		$5,019,862		$5,287,134		$4,948,169

Noninterest bearing deposits	$691,714		$599,128		$651,875		$566,116
Interest bearing deposits	3,112,816	1.55%	3,027,700	2.16%	3,078,765	1.70%	3,075,904	2.33%
Short-term borrowings	626,764	1.21	460,989	1.58	556,297	1.27	412,014	1.59
Long-term debt	399,374	5.55	380,133	5.72	410,623	5.59	352,632	5.86
Mandatorily redeemable preferred securities	76,500	9.30	76,500	9.30	76,500	9.40	76,500	9.40

Total interest bearing liabilities	$4,215,454	2.02%	$3,945,322	2.58%	$4,122,185	2.17%	$3,917,050	2.71%
Other noninterest bearing liabilities	58,394		51,988		68,869		55,076
Minority interest	150		150		150		150
Total shareholders' equity and redeemable
Class A common stock	453,265		423,274		444,055		409,777

Total liabilities and equity	$5,418,977		$5,019,862		$5,287,134		$4,948,169

	Three months ended September 30,				Nine months ended September 30,
	2003	2002	$ Change	% Change	2003	2002	$ Change	% Change
Summary Income Statement:
Total interest income	$67,967	$75,733	$(7,766)	(10.25)%	$205,871	$225,976	$(20,105)	(8.90)%
Total interest expense	21,488	25,610	(4,122)	(16.10)	66,898	79,264	(12,366)	(15.60)

Net interest income	46,479	50,123	(3,644)	(7.27)	138,973	146,712	(7,739)	(5.27)
Provision for credit losses	4,220	4,126	94	2.28	10,376	10,990	(614)	(5.59)

Net interest income after provision for
credit losses	42,259	45,997	(3,738)	(8.13)	128,597	135,722	(7,125)	(5.25)
Service charges	7,605	7,619	(14)	(0.18)	22,337	21,377	960	4.49
Insurance	2,366	2,510	(144)	(5.74)	6,390	7,180	(790)	(11.00)
Trust	2,515	2,247	268	11.93	7,299	7,048	251	3.56
Brokerage	1,303	1,214	89	7.33	3,885	3,932	(47)	(1.20)
Gain on sale of loans	6,259	2,891	3,368	116.50	16,779	7,192	9,587	133.30
Gain on sale of securities	16	318	(302)	NM	5,855	2,244	3,611	160.92
Other	2,416	1,206	1,210	NM	5,200	5,079	121	2.38

Total noninterest income	22,480	18,005	4,475	24.85	67,745	54,052	13,693	25.33
Salaries and wages	19,757	18,215	1,542	8.47	57,644	53,650	3,994	7.44
Employee benefits	5,236	5,241	(5)	(0.10)	17,507	14,663	2,844	19.40
Occupancy	2,820	2,593	227	8.75	8,410	7,739	671	8.67
Furniture and equipment	2,764	2,505	259	10.34	7,836	7,252	584	8.05
Data processing fees	2,668	2,257	411	18.21	7,651	6,777	874	12.90
FDIC premiums and examination fees	443	431	12	2.78	1,319	1,317	2	0.15
Amortization of intangibles	717	746	(29)	(3.89)	2,150	2,240	(90)	(4.02)
Other	7,246	7,647	(401)	(5.24)	22,313	22,437	(124)	(0.55)

Total noninterest expense	41,651	39,635	2,016	5.09	124,830	116,075	8,755	7.54

Income before income tax expense	23,088	24,367	(1,279)	(5.25)	71,512	73,699	(2,187)	(2.97)
Income tax expense	7,777	8,159	(382)	(4.68)	24,626	24,807	(181)	(0.73)

Net income	$15,311	$16,208	$(897)	(5.54)%	$46,886	$48,892	$(2,006)	(4.10)%

(1) (2) (3) (4)	Calculation is based on interest income including $2,061 and $2,111 for the three months ending September 2003 and September 2002 and $6,053 and $6,257 for the nine months ending September 2003 and September 2002 to adjust to a fully taxable basis using the federal statutory rate of 35%.
Net of unearned discount and includes nonaccrual loans and leases.
Excluding net unrealized gain (loss) on securities available-for-sale.
Before deducting the reserve for credit losses.